Exhibit 99.20

FOR IMMEDIATE RELEASE: GENCOR APPOINTS NEW CHIEF FINANCIAL OFFICER.

March 9, 2009 (GLOBE NEWSWIRE) – Gencor Industries, Inc., (NasdaqGM:GENC-News) announced today the appointment of Michael Al Mundy as Chief Financial Officer and Treasurer, effective March 4, 2009.

Mr. Mundy earned his B.B.A. degree from the University of Cincinnati and is a licensed CPA with extensive experience in financial leadership. Mr. Mundy comes to Gencor most recently from Stanley National Hardware, a greater than $200 million division of the $4.5 billion The Stanley Works, an international worldwide producer of tools and security products where he held the position of CFO.

He started his career with Ernst & Young before entering industry where he spent the bulk of his career with General Electric in roles as Senior Audit Manager and Business Finance Leader. Subsequently at Sun Chemical he served as Director of Corporate Audit Services and Director of Finance – SAP/Shared Services, and most recently with Stanley National Hardware.

Mr. Mundy will be relocating his family to Orlando from West Hartford, Connecticut. Commenting on the change, Mr. Mundy stated: “I look forward to using my extensive and varied hands-on experience in corporate accounting and finance to build on the solid foundation and finances existing at Gencor, and to play a key role within the Gencor team in the Company’s current campaigns for acquisitions and overall growth”.

Mr. Marc G. Elliott, President of Gencor stated: “We are delighted to have Al Mundy on our team. He is bringing to Gencor a set of skills which we will put to use immediately as we move on to take advantage of growth opportunities created by the present economy.”

Gencor Industries is a diversified heavy machinery manufacturer for the production of highway construction materials, synthetic fuels, combustion systems and environmental control machinery and equipment used in a variety of industries. This press release and our other communications and statements may contain “forward-looking statement,” including statement about our beliefs, plans, objectives, goals, expectations, estimates, projections and intentions. These statements are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “target,” “goal,” and similar expressions are intended to identify forward-looking statements. All forward-looking statements, by their nature, are subject to risks and uncertainties. Our actual future results may differ materially from those set forth in our forward looking statements. For information concerning these factors and related matters, see our Annual Report on Form 10-K for the year ended September 30, 2008: (a) “Risk Factors” in Part I, Item 1A and (b) “Management’s Discussion and Analysis of Financial Position and Results of Operations” in Part II, Item 7. However, other factors besides those referenced could adversely affect our results, and you should not consider any such list of factors to be a complete set of all potential risks or uncertainties. Any forward-looking statements made by us herein speak as of the date of the press release. We do not undertake to update any forward-looking statement, except as required by law.

Contact:	Jeanne Lyons
Corporate Secretary 407-290-6000